PepGen Announces Christopher Ashton, PhD, to Retire from its Board of Directors

BOSTON, September 19, 2024 -- PepGen Inc. (Nasdaq: PEPG), a clinical-stage biotechnology company advancing the next generation of oligonucleotide therapies with the goal of transforming the treatment of severe neuromuscular and neurological diseases, today announced that Christopher Ashton, PhD, intends to retire from the Board of Directors effective September 30, 2024. Dr. Ashton has served on PepGen's Board of Directors since December 2019 and was a member of the audit and compensation committees.

“On behalf of the Board of Directors, I would like to thank Chris for nearly five years of service,” said Laurie Keating, JD, Chair of PepGen’s Board of Directors. “He is our longest serving Director and we will miss his thoughtful advice, perspective and humility. His experience as both a scientist and leader of growing companies has been invaluable during his tenure. We wish him all the best.”

“It has been a thoroughly rewarding experience to help shape PepGen from its early beginnings into a biotechnology company with two investigational therapies in the clinic to treat serious neuromuscular and neurological diseases,” said Dr. Ashton. “I believe the future is bright as these candidates have the potential to be best in class therapies from which patients may benefit enormously. I would like to take this opportunity to wish President and CEO James McArthur, my fellow members of the Board, and all the employees the best of luck in the future.”

Dr. Ashton cited his desire to return to focusing on guiding pre-IPO companies as the principal reason for his decision to retire from the Board of Directors. He did not advise the Company of any dispute or disagreement with the Company or the Board of Directors, or on any matter relating to the Company’s operations, policies or practices. Effective upon Dr. Ashton’s resignation, the size of the Company’s Board of Directors will be reduced from seven to six directors.

About PepGen

PepGen is a clinical-stage biotechnology company advancing the next-generation of oligonucleotide therapies with the goal of transforming the treatment of severe neuromuscular and neurological diseases. PepGen’s Enhanced Delivery Oligonucleotide (EDO) platform is founded on over a decade of research and development and leverages cell-penetrating peptides to improve the uptake and activity of conjugated oligonucleotide therapeutics. Using these EDO peptides, we are generating a pipeline of oligonucleotide therapeutic candidates designed to target the root cause of serious diseases.

For more information, please visit www.pepgen.com. Follow PepGen on LinkedIn and X.

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Dave Borah, CFA

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Lyra Strategic Advisory

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